The Hartford Income Shares Fund, Inc.

Sub-Item 77Q1(b) - Copies of the Text of any Proposal
Described in Answer to Sub-Item 77D

On September 11, 2004, the Board of Directors of the Company approved the following resolutions:

Approval of Changes in Non-Fundamental Investment Policies and Restrictions

WHEREAS, The Hartford Income Shares Fund, Inc. (the "Company") is subject to certain non-fundamental investment policies and restrictions; and

WHEREAS, the Company's management recommends changing certain of the Company's non-fundamental investment policies and restrictions to conform such policies and restrictions to those of other registered investment companies in the Hartford Fund Family, to promote administrative convenience, to update certain policies in light of market and regulatory changes, and to provide increased investment flexibility; and

WHEREAS, the Board of Directors of the Company has determined that the changes to certain of the non-fundamental investment policies and restrictions would be in the best interests of the Company's shareholders.

NOW, THEREFORE, BE IT RESOLVED, that the revisions to the Company's non-fundamental investment policies and restrictions in substantially the form presented at the meeting be, and they hereby are, approved; and

BE IT FURTHER RESOLVED, that the officers of the Company be, and they hereby are, and each hereby is, authorized and directed to take any actions necessary to carry out the purposes and intent of the foregoing resolutions.


Approval of Changes in Fundamental Investment Policies and Restrictions

WHEREAS, The Hartford Income Shares Fund, Inc. (the "Company") has adopted certain fundamental investment policies and restrictions which, pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), may not be changed without approval of a majority of the outstanding voting securities of the Company; and

WHEREAS, the Company's management recommends changing the Company's fundamental investment policies and restrictions to conform such policies and restrictions to those of other registered investment companies in the Hartford Fund Family, to promote administrative convenience, to update certain policies in light of market and regulatory changes, and to provide increased investment flexibility; and

WHEREAS, the Board of Directors of the Company (the "Board") has determined that the changes to the fundamental investment policies and restrictions would be in the best interests of the Company's shareholders.

NOW, THEREFORE, BE IT RESOLVED, that the changes in the fundamental investment policies and restrictions, as presented and discussed at the meeting and listed below, be, and hereby are, approved and adopted, subject to shareholder approval:

1.Proposal to revise the fundamental policy regarding the issuing of senior securities.

The Company will not borrow money or issue any class of senior securities, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

2. Proposal to revise the fundamental policy regarding the borrowing of money.

The Company will not borrow money or issue any class of senior securities, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

3. Proposal to revise the fundamental policy regarding the pledging, mortgaging or hypothecating of the Company's assets and to make the policy non-fundamental.

The Company may not pledge, mortgage or hypothecate its assets, except to the extent required to secure permitted borrowings. This investment restriction shall not apply to any required segregated account, securities lending arrangements or other assets in escrow and collateral arrangements with respect to margin for futures contracts and related options.

4. Proposal to revise the fundamental policy regarding underwriting securities.

The Company will not act as an underwriter of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, the Company may be deemed an underwriter under applicable laws.

5. Proposal to revise the fundamental policy regarding investments in real estate and interests therein.

The Company will not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments, although it may purchase securities secured by real estate or interests therein, or securities issued by companies which invest in real estate or interests therein.

6. Proposal to revise the fundamental policy regarding purchases and sales of commodities and commodities contracts.

The Company will not purchase or sell commodities or commodities contracts, except that the Company may purchase or sell financial futures contracts, options on financial futures contracts and futures contracts, forward contracts, and options with respect to foreign currencies, and may enter into swap transactions or other financial transactions of any kind.

7. Proposal to revise the fundamental policy regarding the diversification of investments.

The Company has elected to be classified as a diversified closed-end management investment company.

8. Proposal to make the fundamental policy regarding restricted securities non-fundamental.

The current policy will be made non-fundamental.

9. Proposal to revise the fundamental policy regarding investment concentrations within a particular industry.

The Company will not purchase the securities of any issuer
(other than securities issued or guaranteed by the U.S.
Government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Company's total assets would be invested in the securities of companies whose principal business activities are in the same industry. As to utility companies, gas, electric, water and telephone companies will be considered as separate industries.

10. Proposal to eliminate the fundamental policy regarding securities of, or guaranteed by, the Canadian government.

The current policy will be eliminated.

11. Proposal to eliminate the fundamental policy regarding purchasing or retaining securities beneficially owned by the Company's officers or Directors.

The current policy will be eliminated.

12. Proposal to revise the fundamental policy regarding the making of loans.

The Company will not make loans, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

13. Proposal to revise the fundamental policy regarding the purchasing of securities on margin and to make the policy non-fundamental.

The Company may not purchase any securities on margin
(except that it may obtain such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities). The deposit or payment by the Company of initial or maintenance margin in connection with futures contracts or related options transactions is not considered the purchase of a security on margin.

14. Proposal to eliminate the fundamental policy regarding securities trading accounts.

The current policy will be eliminated.

15. Proposal to eliminate the fundamental policy regarding investments in puts, calls or combinations thereof.

The current policy will be eliminated.

16. Proposal to revise the fundamental policy regarding short sales and to make the policy non-fundamental.

The Company may not sell securities short except for short sales against the box.

17. Proposal to revise the fundamental policy regarding interest rate futures contracts and to make the policy non-fundamental.

The Company may enter into, hold, and dispose of interest rate futures contracts and may make deposits or have similar arrangements in connection therewith. The Company may purchase, hold, exercise, or dispose of fixed income securities options, provided that the total premium cost of options outstanding at any time shall not be in excess of 5% of the Company's total assets.